EXECUTION VERSION

Great Western Bank

Making Life Great

Member FDIC

October 27, 2017

Timothy R. Kintner
1759 Plum Thicket Lane
West Des Moines, IA 50266

Re: Change in Control Agreement

Dear Mr. Kintner,

This letter (this "**Letter**") sets forth the term of your employment with Great Western Bancorp, Inc., a Delaware corporation (the "**Company**"), Great Western Bank a South Dakota corporation, (the "Bank") and their subsidiaries (collectively, the "**Great Western**") upon a "**Change in Control**" as defined in the Company's 2014 Omnibus Incentive Compensation Plan, as may be amended from time to time (the "**Plan**").

1. Effective Date and Term

This Letter shall be effective on the date you sign and accept the terms of this Letter and will continue until either you or the Company terminates your employment. Your employment with Great Western is for an unspecified duration and constitutes "at will" employment. Your employment may be terminated at any time for any reason or no reason, at the option of you or the Company, subject to the obligations under this Letter. Upon termination of your employment with Great Western, at the request of the Company you will promptly resign from any officer position, directorship or any other position in which you act as a fiduciary of or for Great Western.

2. Indemnification and Advancement of Expenses

To the extent permitted by law and subject to the Company's certificate of incorporation and bylaws, the Company will indemnify you against any actual or threatened action, suit or proceeding against you, whether civil, criminal, administrative or investigative, arising by reason of your status as a director, officer, employee and/or agent of Great Western during your employment. In addition, to the extent permitted by law and subject to the Company's certificate of incorporation and bylaws, the Company will advance or reimburse any expenses, including reasonable attorney's fees, you incur in investigating and defending any actual or threatened action, suit or proceeding for which you may be entitled to indemnification under this Section 5. However, you agree to repay any expenses paid or reimbursed by the Company if it is ultimately determined that you are not legally entitled to be indemnified by the Company.

3. Confidential Information

3.1 You agree that during your employment with Great Western, and after your employment with Great Western ends, you must not use or disclose to any person any Proprietary Information which you acquire during your employment with Great Western, except if that use or disclosure is in the proper course of your employment for Great Western's benefit, with the Company's written consent, or as required by law. You agree that during your employment you will use your best endeavors to maintain proper and secure custody of any Proprietary Information and to prevent the publication, use or disclosure of any Proprietary Information, including by a third party.

"**Proprietary Information**" means confidential or proprietary information, knowledge or data concerning (i) Great Western's businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how, (ii) any other matters relating to Great Western and (iii) any matter relating to clients of Great Western or other third parties having relationships with Great Western. Proprietary Information includes (i) information regarding any aspect of your tenure as an employee of Great Western or the termination of your employment, (ii) the names, addresses, and phone numbers and other information concerning clients and prospective clients of Great Western, (iii) investment techniques and trading strategies used in, and the performance records of, client accounts or other investment products, and (iv) information and materials concerning the personal affairs of employees of Great Western. In addition, Proprietary Information may include information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Letter.

3.2 These obligations do not apply to Proprietary Information which is publicly available, unless that information is publicly available because you have, directly or indirectly, breached any of your obligations with respect to that information. If it is uncertain whether any information is publicly available, the information is deemed not to be publicly available, unless the Company informs you in writing to the contrary.

3.3 Nothing in this Letter prohibits you from providing truthful testimony concerning Great Western to governmental, regulatory or self-regulatory authorities, so long as you give the Company written notice of such testimony (if legally permitted) as soon as practicable under the circumstances to enable Great Western to seek a protective order, confidential treatment or other appropriate relief and cooperate with Great Western in seeking to do so.

4. Change in Control

4.1 Related Definitions.

(a) **"Cause"** means the occurrence of any of the following: (i) your conviction of, or plea of guilty or no contest to, any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof or under the laws of any other jurisdiction; (ii) your engagement in gross misconduct that causes material financial or reputational harm to Great Western; (iii) your repeated failure to substantially perform your duties and responsibilities to Great Western (other than failure resulting from incapacity due to mental or physical illness or injury or from any permitted leave required by law); (iv) your material violation of this Letter or any other contract or agreement between you and Great Western, or any written Great Western policy or (v) your disqualification or bar by any governmental or self-regulatory authority from serving in the capacity required by your job description or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your duties or responsibilities, in each case as an employee of Great Western. Great Western may place you on unpaid leave for up to 60 consecutive days while it is determining whether there is a basis to terminate your employment for Cause. This leave will not constitute Good Reason.

(b) **"Good Reason"** means the occurrence of any of the following in the absence of your written consent: (i) any material and adverse change in your position or authority with Great Western; (ii) the transfer of your Primary Work Site to a new location that is more than fifty (50) miles from that in effect immediately prior to such transfer; (iii) a diminution of your base salary by more than ten percent (10%), unless such diminution applies to all other senior executives or (iv) a material breach by the Company or Great Western Bank of this Letter. You must provide notice to the Company within thirty (30) days after you have knowledge that an event constituting Good Reason has occurred or the event will no longer constitute Good Reason. In addition, you must give the Company or Great Western Bank, as applicable, thirty (30) days to cure the event constituting Good Reason. Notwithstanding any other provision herein, no termination will be a termination for Good Reason unless it occurs within ninety (90) days following the event constituting Good Reason.

(c) **"Primary Work Site"** means the [Company's headquarters office in Sioux Falls, South Dakota], subject to required travel where appropriate to execute your duties.

(d) **"Salary"** means the greater of your base salary immediately prior to the announcement of the transaction resulting in the Change in Control or the effective date of the Change in control.

4.2 Change in Control. Subject to Section 5 of this Letter, if the Company terminates your employment within two (2) years following a Change in Control without Cause or you terminate your employment for Good Reason, subject to Section 4.6, the only further obligations Great Western will have to you are:

(a) The Company will:

(i) within thirty (30) days of your termination, pay you (A) your unpaid Salary; (B) your Salary for any accrued but unused paid time off; and (C) reimbursement of any business expenses submitted in accordance with Great Western's policy; and

(ii) provide to you, in accordance with the then-existing employee benefit plans, policies and practices of Great Western, all other accrued and vested benefits

((i) and (ii) together, your "**Accrued Compensation**").

(b) The Company will pay you your Earned Bonus, as hereinafter defined, at the time such Earned Bonus would otherwise have been paid had your employment not ended. Your "**Earned Bonus**" means any earned but unpaid Bonus for any fiscal year ending before the end of your employment and, to the extent it has not been determined before the end of your employment, determined based on actual performance consistent with this Letter and the Company annual incentive plan under which it was awarded.

(c) The Company will pay you your Prorated Bonus, as hereinafter defined, at the time such Prorated Bonus would otherwise have been paid had your employment not ended. Your "**Prorated Bonus**" means the Bonus for the fiscal year in which your termination occurs based on the actual performance of the Company consistent with this Letter and the Company annual incentive plan under which it was awarded, and prorated for the number of days you worked for the Company during such year.

(d) The Company will pay you cash severance equal to two (2) times the sum of (i) your then-current Salary plus (ii) your then-current target Bonus opportunity (the "**Severance Payment**") in a lump sum.

(e) The Company will pay you a lump-sum cash payment equal to twenty four (24) times the monthly COBRA cost of continued health and medical coverage for you and, as applicable, your covered spouse and/or dependents at the level provided to you immediately prior your termination date, with such payment grossed up for applicable taxes.

(f) Any outstanding LTI Awards will continue to vest on the vesting date(s) specified in the applicable award agreement, as if you had remained employed through such date(s), subject to your continued compliance with the restrictive covenants contained in Sections 3 and 6 of this Letter and in any other agreement with Great Western.

The payments set forth in this Section 4.2 will be paid on a date that is no later than sixty (60) days following your termination date. Such payments may, among other things, be payable towards group health plan continuation coverage under COBRA.

4.3 For Cause or Without Good Reason. Subject to Section 5 of this Letter, if within two years following a Change in Control the Company terminates your employment for Cause or you terminate your employment without Good Reason, the Company will pay you your Accrued Compensation. Great Western will have no further obligations to you, and you will forfeit your Earned Bonus, Prorated Bonus, and any unvested portion of your LTI Awards.

4.4 Release. Notwithstanding anything to the contrary, the Company will not be required to make the payments and provide the benefits in Section 4.2 (other than the Accrued Compensation) unless you execute and deliver to the Company an agreement releasing from all liability each member of Great Western and any of their respective past or present officers, directors, employees or agents (the "**Release**"). For the avoidance of doubt, the parties acknowledge that your right to elect COBRA coverage is not subject to your execution of a Release. The Release will be in the form normally used by Great Western for senior executives at the time and will be provided to you no later than two (2) days after your separation from service, and must be executed by you and become effective and not be revoked by you by the 55th day following your separation of service (the period following your termination until the Release becomes effective, the "**Release Period**"). Any payments or benefits that would have been paid or provided to you during the Release Period will be paid or provided on the next regularly scheduled Great Western payroll date following the Release Period.

4.5 If you violate any of the restrictive covenants contained in Sections 3 and 6 of this Letter, you will (i) forfeit any LTI Awards to the extent that they have not vested at the time of such violation and (ii) forfeit any unpaid Severance Payment. Nothing in this Section 4.5 will be construed as prohibiting the Company from pursuing any other remedies available to it in the event of a violation of Sections 3 or 6.

5. Deductions

Either during your employment or when your employment with Great Western ends, you authorize Great Western to deduct any amount of money that you owe Great Western from any amount of money Great Western owes you.

6. Post-Employment Obligations

6.1 Non-Competition and Non-Solicitation. You agree that during your employment with Great Western and for a period of twelve (12) months from the date your employment with Great Western ends for any reason, you must not, without the Company's prior written consent:

(a) engage in a Restricted Activity in a Restricted Area;

(b) accept the business of, or directly or indirectly (including via a corporate entity) Solicit or entice, or endeavor to Solicit or entice, from Great Western the business of:

(i) any client in respect of whom you have carried out work or with whom you have had a business relationship in the twelve (12) months prior to your employment ending; or

(ii) any prospective client with whom you have been involved in developing a business relationship for Great Western's benefit, during the twelve (12) months prior to your employment ending; or

(c) directly or indirectly (including via a corporate entity) Solicit or entice, or endeavor to Solicit or entice, from Great Western any officer or employee of, or any contractor to, Great Western with whom you have had direct or indirect contact or dealings, or knowledge of, during the twelve (12) months prior to your termination date.

6.2 Your Importance to Great Western and the Effect of this Section 6. You agree:

(a) the restraints set out in this Section 6 apply as if they consist of several separate restraints combining each period of time in Section 6.1 with each of Sections 6.1(a), 6.1(b), 6.1(b)(i), 6.1(b)(ii) and 6.1(c);

(b) if any separate restraint is unenforceable, illegal or void, that restraint is severed and the other restraints remain in force;

(c) if any of the restraints are void for being unreasonable, or would be reasonable if part of the wording was deleted or the period of time or the Restricted Area was reduced, the restraints will apply with the modifications necessary to make them reasonable;

(d) each of the restraints go no further than is reasonably necessary to protect Great Western's corporate legitimate business interests;

(e) consideration, including your remuneration, has been received for each separate restraint;

(f) your compliance with this Section 6 will not result in severe economic hardship for you or your family;

(g) any breach by you of the restraints in Section 6 would lead to substantial loss to Great Western, and the Company would not have entered into this Letter if you did not agree to this Section 6; and

(h) nothing in this Letter will be construed as preventing the Company from pursuing any and all remedies available to it for the breach or threatened breach of Sections 3 and 6, including recovery of money damages or temporary or permanent injunctive relief.

6.3 Related Definitions.

(a) **"Restricted Activity"** means: (i) participating in the business of providing financial services in competition with Great Western; or (ii) participating in any business, function or activity in competition with Great Western which is similar to a business, function or activity which you performed or were engaged in for Great Western's benefit during the twelve (12) months prior to your termination date. For purposes of this definition, "participating" includes holding a five percent (5%) or greater equity, voting or profit participation interest in any business enterprise that engages in a Restricted Activity, or associating with such business enterprise as a director, officer, employee, partner, consultant, agent or advisor.

(b) **"Restricted Area"** means any location within twenty-five (25) miles of any office of Great Western that provides banking and financial services during the twelve (12) months prior to your termination date.

(c) **"Solicit"** means any communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action; provided, however, that "solicit" will not include a general solicitation to the public at large.

6.4 Notice to New Employers. Before you either apply for or accept employment with any other person or entity while Section 6.1 is in effect, you will provide the prospective employer with written notice of the provisions of this Section 6 and will deliver a copy of the notice to the Company.

6.5 Future Cooperation. You agree that, upon the Company's reasonable request following your termination of employment, you will use reasonable best efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by Great Western arising out of events occurring during your employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving Great Western, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency. You will be entitled to

reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

6.6 Non-Disparagement. You agree that you will not at any time publicly disparage or encourage or induce others to publicly disparage Great Western (or any of their respective employees, officers, directors, shareholders, owners, representatives, independent contractors, agents, businesses or services) and/or engage in any conduct that is in any way injurious to the reputation or interests of Great Western, including without limitation, any negative or derogatory statements or writings.

7. Effect of Excise Tax and FDIC Limits on Golden Parachute Payments

7.1 In the event that the payments and other benefits provided for in this Letter or otherwise payable to you (collectively, "**Benefits**") (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986 (the "**Code**") and (ii) but for this Section 7.1, would be subject to the excise tax imposed by Section 4999 of the Code, then your Benefits will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such Benefits being subject to the excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by you, on an after-tax basis, of the greatest amount of Benefits. The Benefits to be reduced under this Section 7.1 will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when the Benefits would have been made to you.

7.2 The determinations to be made with respect to Section 7.1 will be made by a certified public accounting firm (the "**Accountant**") designated by the Company. As part of such determinations, the Accountant will conduct a valuation of any restrictions on your ability to compete following a Change in Control. The Company will be responsible for all charges of the Accountant.

7.3 Notwithstanding anything to the contrary, if any Benefit would otherwise be a golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act (a "**Golden Parachute Payment**") that is prohibited by applicable law, then the total Benefits will be reduced to the greatest amount that could be paid or provided to you without having any Benefit be a Golden Parachute Payment.

8. Section 409A

8.1 This Letter is intended to comply with Section 409A of the Code ("**Section 409A**") to the extent it is subject thereto, and the Letter will be interpreted on a basis consistent with such intent. If and to the extent that any payment or benefit under this Letter, or any plan, award agreement or arrangement of Great Western, constitutes "non-qualified deferred compensation" subject to Section 409A, such payments and benefits may only be made or satisfied under this Letter upon an event and in a manner permitted by Section 409A. Each payment of compensation under this Letter will be treated as a separate payment of compensation for purposes of Section 409A to the extent Section 409A applies to such payments.

8.2 Notwithstanding anything in this Letter to the contrary, if you are considered a "specified employee" for purposes of Section 409A, (i) if payment of any amounts under this Letter is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A, payment of such amounts will be delayed as required by Section 409A and will, subject to Section 8.6, be paid in a lump sum payment within fifteen (15) days after the end of the six (6)-month period and (ii) in the event any equity-based awards held by you that vest upon termination of your employment constitute "non-qualified deferred compensation" subject to Section 409A, the delivery of shares or cash (as applicable) in settlement of such awards will be made on the earliest permissible payment date (including the date that is six months after separation from service pursuant to Section 409A) or event under Section 409A on which the shares or cash would otherwise be delivered or paid. If you die during the postponement period prior to the payment of any amounts or benefits or delivery of shares, the amounts and entitlements delayed on account of Section 409A will be paid or provided to the personal representative of your estate within 60 days after the date of your death.

8.3 All payments to be made upon a termination of employment under this Letter that constitute "non-qualified deferred compensation" subject to Section 409A may only be made upon a "separation from service" under Section 409A. In no event may you, directly or indirectly, designate the calendar year of a payment. Any payments and/or equity-based awards which constitute "non-qualified deferred compensation" subject to Section 409A which are payable upon a Change in Control will only be paid upon transactions or events which give rise to a "change in ownership or effective control" or a change in the "ownership of a substantial portion of the assets" of the Company under Section 409A, and in the event such transactions or events do not give rise to a "change in ownership or effective control" or a change in the "ownership of a substantial portion of the assets" of the Company, such amounts will become vested and nonforfeitable but will be distributed on the otherwise applicable distribution date or event. All reimbursements and in-kind benefits provided under this Letter will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any

other calendar year; (ii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

9. Dispute Resolution

9.1 Mandatory Arbitration. Subject to the provisions of this Section 9, any dispute involving your employment or this Letter will be finally settled by binding arbitration in the County of Minnehaha administered by the American Arbitration Association, the FINRA, JAMS/Endispute, or any other similar association mutually agreed to by the Company and you. The award of the arbitrators will be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof. This procedure will be the exclusive means of settling any disputes that may arise under this Letter. Each party will bear its own attorney's fees and legal expenses and will share equally the fees and expenses of the arbitration; provided that if you prevail on any material issue (as determined by the arbitrators), the Company will reimburse you for reasonable attorney's fees and legal expenses incurred in connection with such claim.

9.2 Injunctions and Enforcement of Arbitration Awards. You or Great Western may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of Minnehaha to enforce any arbitration award under Section 9.1. Also, Great Western may bring such an action or proceeding, in addition to its rights under Section 9.1 and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Sections 3 and 6. You agree that (i) your violating any part of Sections 3 and 6 would cause damage to Great Western that cannot be measured or repaired, (ii) Great Western therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of those Sections, (iii) no bond will need to be posted for Great Western to receive such an injunction, order or other relief, and (iv) no proof will be required that monetary damages for violations of those Sections would be difficult to calculate and that remedies at law would be inadequate and (v) that the General Counsel of the Company is irrevocably appointed as your agent for service of process in connection with any such action or proceeding (the General Counsel will promptly advise you of any such service of process).

9.3 Waiver of Jury Trial. To the extent permitted by law, you and Great Western waive any and all rights to a jury trial with respect to any dispute involving your employment or this Letter.

9.4 Governing Law. This Letter is governed by the laws of the State of South Dakota.

10. General Provisions

10.1 Effect on Other Agreements. Subject to any award agreements, This Letter is the entire agreement between you and the Company with respect to the relationship contemplated by this Letter and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Letter, provided, however, in the event that any of the provision(s) contained in Sections 3 or 6 of this Letter are held by a court of competent jurisdiction to be unenforceable, this letter will not supersede the terms and conditions set forth in that certain Loyalty Agreement previously entered into by and between you and the Company and/or its affiliates, as set forth and contained in the "Employee Handbook" as acknowledged and accepted by you, that are analogous to such provision(s). In entering into this Letter, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Letter.

10.2 Withholding. You and Great Western will treat all payments to you under this Letter as compensation for services. Accordingly, Great Western may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

10.3 No Mitigation. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Letter, and those amounts will not be reduced if you do obtain other employment.

10.4 Survival. Upon any termination of your employment with Great Western or of this Letter, this Letter will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements in Sections 3 and 6.

10.5 Notices. All notices, requests, demands and other communications under this Letter must be in writing and will deemed given (i) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (ii) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or facsimile transmission (with confirmation) outside normal business hours or (iii) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 14.5):

If to you, then to your last address on the payroll records of the Company unless otherwise directed in writing by you by notice that conforms to this Section 14.5.

If to the Company or any other member of Great Western, to:

Great Western Bancorp, Inc.
225 S. Main Avenue
Sioux Falls, South Dakota 57104

Attention: General Counsel
Facsimile: (605) 333-7882

10.6 Consideration. This Letter is in consideration of the mutual covenants contained in it. You and Great Western acknowledge the receipt and sufficiency of the consideration to this Letter and intend this Letter to be legally binding.

10.7 Waiver and Exercise of Rights. Any provision of this Letter may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited by the provision waived. Except as this Letter otherwise provides, no failure or delay by you or the Company to exercise any right or remedy under this Letter will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

10.8 Severability. Every term of this Letter is an independent and severable term. If any provision of this Letter is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (i) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (ii) the remainder of this Letter will not be affected.

10.9 Successors. You may not assign this Letter without the Company's consent. Any attempt to effect any of the preceding in violation of this Section 10.9, whether voluntary or involuntary, will be void. The Company may assign this Letter to any of its affiliates or a successor of the Company, in which case the affiliate or successor, as applicable, will be treated for all purposes as the Company under this Letter. If you die and any amounts become payable under this Letter, we will pay those amounts to your estate.

10.10 Third Party Beneficiaries. This Letter will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. In addition, Great Western Bank shall be a third party beneficiary to all the rights of the Company set forth herein and may assert them as if it were the Company. This Letter does not confer any rights, remedies, obligations or liabilities to any entity or person other than you, the Company and Great Western Bank and your and the Company's and Great Western Bank's permitted successors and assigns, although this Letter will inure to the benefit of Great Western.

10.11 Counterparts. This Letter may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

THIS CONTRACT CONTAINS AN ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

A copy of this Letter is enclosed for your records. Please sign the acknowledgement below, and return this Letter to Andy Pederson, Head of People and Culture. Please do not hesitate to contact Andy Pederson or Ken Karels if you have any questions.

Yours sincerely,

Great Western Bancorp, Inc.

2/22/18

By: Kenneth Karels
Title: President and
Chief Executive Officer

Acceptance

I acknowledge that I have read and understood this Letter. I accept the terms set out in this Letter and acknowledge that I have not relied on any representations other than those set out in this Letter.

Signed: ______________________

____

Name (please print): Tim Kintner

Date: 2/16/18